Exhibit 10.3.2
December 31, 2007
Mr. Scott Weaver
Western Refining, Inc.
123 W. Mills Ave., Suite 200
El Paso, TX 79901
Re: Termination of Employment Agreement
Dear Scott:
This letter is written to confirm that effective as of December 31, 2007 (the “Effective Date”), you and Western Refining GP, LLC (“Western”) have mutually agreed to terminate that certain Employment Agreement (the “Agreement”), dated January 24, 2006, between you and Western. As of the Effective Date, neither party shall have any further rights, duties or obligations under the Agreement.
If you are in agreement with the foregoing, please sign both originals of this letter where indicated below, keep one for yourself, and return the other to me.
If you have any questions or comments regarding this matter, please give me a call at (915) 775-3488.
Sincerely,
Gary Dalke
Chief Financial Officer
Western Refining GP, LLC
AGREED TO:
By: /s/ Scott D. Weaver
Name: Scott D. Weaver
Date: December 31, 2007